                        STOCKSCAPE.COM TECHNOLOGIES INC.


                               1999 ANNUAL REPORT

CORPORATE PROFILE


Stockscape.com Technologies Inc. is an electronic commerce Internet company trading on the OTC Bulletin Board under the symbol STKSF. The Company is engaged in the rapidly growing field of e-commerce and maintains an established Internet investment portal of small cap companies at www.stockscape.com. Stockscape.com provides extensive investor information enhanced by an exclusive relationship with numerous leading financial newsletter writers. The Company is growing through the development of its core business and strategic acquisitions of related businesses.



INVESTMENT HIGHLIGHTS


Listing: NASD OTCBB Symbol: STKSF

$8.0 million financing completed

Cash and securities $14 million

Sales increase of  517% over 1998

High liquidity: Over 20 million shares traded from July - December, 1999
                Over 10 million shares traded from January - March, 2000

Robust new server system installed

New website and expanded services planned for Spring, 2000

REPORT TO SHAREHOLDERS

On June 30, 1999, you the shareholders approved a corporate reorganization that enabled the Company to withdraw from a collapsing gold market and make a timely entry into the burgeoning Internet industry.

The impact on your Company's well-being and the concomitant increase in shareholder value has been impressive. Throughout 1998, every effort was being directed towards averting the closing of the Mineral Ridge Mine and preventing dilution of the Company's interest in the Ivanhoe Joint Venture. The sale of the Mineral Ridge Mine on favorable terms and the exchange of the Ivanhoe interest for 2,750,000 shares and 250,000 warrants of Great Basin Gold Ltd. were reported in detail in the 1998 Annual Report. During the past year the wisdom of this decision has been amply confirmed.

The acquisition of Stockscape Technologies Ltd. and the consequent change of your Company's name to Stockscape.com Technologies Inc. has also been successful. The consolidation of the former Cornucopia shares on a 1 new for 10 old basis was accompanied by a private placement of 4 million units at a price of $0.50 per unit, with each unit consisting of one common share and two common share warrants convertible into common shares at prices of $0.65 and $0.95 per share respectively. By November 30, 1999, a total of 7,358,000 warrants had been exercised. The financing yielded a net total of $7,742,787 which was applied to the working capital of the Company.

At the end of 1999, working capital stood at $6,987,354 and the market value of the Great Basin investment had increased to over $8 million. This strong financial position has enabled your Company to expand and improve the computer hardware upon which successful Internet service operations are based. Additionally, capital is now available to finance expansion programs and several potential acquisitions, several of which are under active consideration.

Dramatic growth was also evident in the sales for the year, which exceeded $1.2 million compared to $196,000 in the previous calendar year. Costs are being maintained at an appropriate level for a rapidly expanding operation. The net loss for the year of $954,379 includes amounts for non-recurring costs related to the corporate reorganization.

Operations are described in detail in the following report. In the six months from reorganization to year end, considerable progress was made in re-establishing a reliable and versatile server system. Our service to investors has been greatly enhanced and the Internet marketing programs for our client companies have been expanded through the database management programs offered by our newly constituted subsidiaries Stockscape.com Corporate Communications Canada Ltd. and Stockscape Corporate Communications USA, L.L.C.

Your Company's future is predicated on two things: the continued development of Stockscape.com's business through internal growth and external acquisitions, and continuance of the explosive growth of information technology in general. With e-commerce expected to reach US$1.3 trillion by 2003, it is highly likely that the Internet market will continue to expand exponentially. We believe our technical excellence and established reputation will allow us to share handsomely in this expansion.

It is our hope that each one of the Company's shareholders will become a regular visitor to the website at www.stockscape.com and, conversely, that users of Stockscape.com's services will themselves elect to become shareholders.

The effect of the corporate reorganization upon the market for your Company's shares has been extremely positive. 20,656,000 shares were traded between July 13th and December 31, 1999. The high trade was US$2.25 and the low was US$0.58. During the first ten weeks of 2000, the market has been even more active with over 10 million shares trading within a range of US$0.65 and US$2.00. This vigorous trading and the high level of liquidity which it represents is most encouraging.

Your Director wish to thank retiring Director David Williamson for his 12 years of strong support as a board member. The Directors are also pleased to welcome Barry Duggan as our new President & Chief Executive Officer. He has enjoyed a successful career in broadcasting and television and brings a high level of management skills to the appointment. He in turn is fortunate in inheriting a dedicated staff at Stockscape whose determined efforts have been central in the development of the new system and website and the concentrated effort required to bring them to market. They, like yourselves, look forward to continued successful and profitable growth in the coming year.

On behalf of the Directors

(SIGNED)

Andrew F. B. Milligan
Chairman of the Board

April 10, 2000

REPORT ON OPERATIONS


By the year 2003, 9.7 million US households will manage more than $3 trillion USD in assets in 20.4 million on-line accounts according to estimates made by Forrester Research, who also predicts that the number of households investing on-line will almost double from 2.4 million at the start of 1999 to 4.6 million by the end of 2000. Most of these investors will come from mainstream households.

Computer Industry Almanac Inc. estimates that the number of worldwide Internet users grew over 325% from 61 million users in 1996 to over 259 million users in 1999. They further project 320, 490 and 720 million worldwide Internet users at the end of the years 2000, 2002 and 2005 respectively.

The rapid growth in personal computer usage and the phenomenal growth in worldwide Internet connectivity, coupled with a unique affiliate program, have been instrumental in Stockscape's aggressive strategy to establish itself as a prominent online investment portal of small cap communities encapsulating international newsletter writers, publishers and small cap companies.

Since July 1999, Stockscape has been developing a solid infrastructure in which its affiliates collaborate in providing surfing investors with the most comprehensive and timely financial content available through the Internet and to develop a significant database of loyal investors actively participating in the small cap portal. In addition, Stockscape has developed extensive Internet marketing programs for small cap companies, newsletter writers and surfing investors.

Over the last nine months Stockscape's management has added significant value to the Company through a strategic action plan to resolve performance and service problems, facilitate growth and achieve profitability. A $250,000 capital expenditure program was undertaken to improve the server architecture and reliability. A robust dual path, fully redundant, clustered server system whereby all points of failures are backed up by a fail-over system has been installed with firewall protection. In addition, an upgraded network system has been implemented providing a central database, print and backup service through an NT server. The network also includes logon scripts, security features and anti-virus solutions to desktops and provides for remote service support. The server system exceeds the Company's current needs and can be readily expanded to meet future growth expectations.

Stockscape's position at the leading edge has demanded the implementation of an ongoing program of development and improvement. To this end, a logo and branding program was designed and implemented identifying Stockscape with uniqueness, service, quality, innovation and reliability. Further, the first phase of our "next generation" website was launched March 31, 2000. The website includes numerous enhanced features to dramatically increase the traffic and site stickiness. This branded site includes an exciting and dynamic redesigned NEWSSTAND EXPRESS currently featuring over 35 newsletters, with the capability to deal with over 130 newsletters by year end. The site will be very user friendly and easy to navigate, with visitors being only two clicks away from their destinations and it is expected to exhibit the fastest loading time of all investment portals. The second phase of the website renewal plan should be launched by the end of April and will provide over 1,000 news features daily, enhanced quotes, quick charts and interactive charts, customizable portfolios, message boards, chat rooms, secure financial transaction management and free user email. Management anticipates translating the site into Chinese and Spanish later in the year.

A vigorous twelve month search engine optimization program was implemented in January to position Stockscape in the highest search engine ranking possible and increase the website traffic. Since its implementation, this program has doubled the number of hits and tripled the number of page views.

At the time of the corporate reorganization in July 1999, the Company had a staff of 9 employees. On December 31, 1999 the Company employed 11 technical and sales people. At mid-March 2000, staffing has grown to 16 dedicated, highly skilled employees. Management anticipates a staff of over 40 by year end.

Additional products and services have been added to the Internet marketing portfolio being offered to our affiliates. In July, 1999 five products were offered in comparison to the current 12 products including streaming videos, Investor Lead Generation, micro-sites, secure transaction management systems, and customized tracking tools to monitor traffic to affiliate sites.

New sources of revenue are also being actively sought from the placement of banner ads on website pages and provision of audio interviews and search engine optimization services to Stockscape's affiliates. Management anticipates these and other products will positively contribute to the Company's bottom line.

NATURE OF TRADING MARKET


On January 29, 1988, the Company's common shares were listed on The Toronto Stock Exchange (symbol CNP). The common shares were also quoted in the United States on The Nasdaq Stock Market, National Market System until January 17, 1992 and the Nasdaq Small Cap Market until October 29, 1998. At the Company's request, its common shares were delisted from trading on the Vancouver Stock Exchange on February 4, 1993; and as part of the reorganization of the Company, the Company delisted its common shares from The Toronto Stock Exchange on March 31, 1999. The Company's common shares currently trade on the Nasd OTC Bulletin Board under the symbol STKSF.

The high and low trade prices of the Company's common shares as reported on the TSE until March 31, 1999, and as quoted on Nasdaq and the OTCBB for each quarter during the past two years are as follows:

----------------- -------------------------------------------------- ------------------- -----------------
                                                                            HIGH               LOW
     PERIOD       TSE                                                      (C $)               C $)
----------------- -------------------------------------------------- ------------------- -----------------
      1998        First quarter                                             0.49               0.19
                  Second quarter                                            0.33               0.04
                  Third quarter                                             0.15               0.05
                  Fourth quarter                                            0.13              0.035

      1999        First quarter                                             0.20              0.035
                  Second quarter                                            N/A                N/A
                  Third quarter                                             N/A                N/A
                  Fourth quarter                                            N/A                N/A

----------------- -------------------------------------------------- ------------------- -----------------

The following table sets forth, for the periods indicated, the high and low bid prices of the Company's common shares as quoted on Nasdaq Small Cap Market before October 29, 1998, and currently on the OTC Bulletin Board:

----------------- -------------------------------------------------- ------------------- -----------------
                                                                            HIGH               LOW
     PERIOD                                                                (US $)             (US $)
----------------- -------------------------------------------------- ------------------- -----------------
      1998        First quarter                                             0.37               0.12
                  Second quarter                                            0.21               0.03
                  Third quarter                                             0.09               0.03
                  Fourth quarter                                            0.09               0.02

      1999        First quarter                                             0.11               0.02
                  Second quarter                                            0.20               0.07
                  Third quarter   *                                         2.25               0.10
                  Fourth quarter  *                                         1.01               0.57

      2000        First quarter  *  (to March 27, 2000)                     2.50               0.65

                  *  After 1 for 10 consolidation on July 9, 1999.
----------------- -------------------------------------------------- ------------------- -----------------

The TSE, Nasdaq Small Cap Market and OTCBB quotations above reflect inter-dealer prices, without retail mark-up, mark-down or commission.

As at March 31, 2000, there were approximately 1,924 registered shareholders of record holding a total 26,282,183 common shares of the Company. To the best of the Company's knowledge there were 81 registered Canadian shareholders, 9 international shareholders, and 1,834 shareholders resident in the United States holding approximately 18,972,116; 6,920,344 and 389,723 shares respectively, which represented 72.19%, 26.33% and 1.48% respectively of the Company's shares then outstanding.

The Company has not declared or paid any dividends on its common shares and currently intends to utilize its funds to finance its business development activities and for the acquisition of capital assets relating to its business. It does not foresee paying any dividends on its common shares in the near future.

There are currently no limitations imposed by Canadian federal or provincial laws on the rights of non-resident or foreign owners of Canadian securities to hold or vote the securities held. There are no such limitations imposed by the Company's Memorandum, Articles or contracts of which the management of the Company is aware.

There are no decrees or regulations in Canada or its several provinces that restrict the import or export of capital, including, but not limited to foreign exchange controls, or that affect the remittance of dividends or other payments to holders of the Registrant's securities. Any such remittances to United States residents, however, are subject to withholding tax.

Under Section 1296 of the Internal Revenue Code of the United States, a foreign corporation is treated as a passive investment company (a "PFIC") if a corporation not formed in the United States earns 75% or more of its income from passive sources. Because the Company may have been a PFIC for its fiscal year ended December 31, 1998, and may have been a PFIC for some of its fiscal years ending before that date, each US shareholder of the Company should consult a tax advisor with respect to how the PFIC rules may affect such shareholder's tax situation. In particular, a US shareholder should determine whether such shareholder should elect to have the Company be treated as a Qualified Electing Fund in the event the Company is a PFIC. This might avoid adverse US federal income tax consequences that may otherwise result from the Company should it be treated as a PFIC.

MANAGEMENT DISCUSSION AND ANALYSIS


OVERVIEW

During 1999, Stockscape.com Technologies Inc. ("Stockscape, Stockscape.com, or the Company") continued designing and hosting websites for public and private companies, performing Internet marketing for these companies, and expanded the Internet products that it offers. In addition, the Company continued to expand NewsStandExpress.com by adding more newsletters to the site and assisting the newsletter writers in their conversions from regular mailings to Internet distribution. The revenues, clients and general activity of the Company has increased dramatically over 1998 as outlined below. Stockscape's expanded services also include the coordination of the dissemination of information on its clients to interested parties. This new service was implemented during the fourth quarter of 1999 and is planned to become a growth area for the Company.

The Company became publicly listed on the Nasd OTCBB market in the United States in July 1999, through a reverse takeover with Cornucopia Resources Ltd. This transaction was combined with a share offering to raise $2 million. Warrants were also issued with this financing and were subsequently exercised to generate further share issue proceeds of $5.8 million in the last half of 1999. Cornucopia's main asset was an interest in Great Basin Gold Ltd., a publicly traded company, the fair market value of which was $8.1 million at year end.

Due to the acquisition of Stockscape.com Technologies (Canada) Ltd. and the application of reverse takeover accounting, the comparative figures reflect the results of the operations of this subsidiary, which had a September 30 year end. The audited financial statements reflect the year ended December 31, 1999, the three months ended December 31, 1998 and the years ended September 30, 1998 and 1997. All amounts are expressed in Canadian dollars.


RESULTS OF OPERATIONS

Stockscape's main sources of revenues are the Internet services, website design and hosting, and other related Internet services. This area has grown from revenues of $15,250 in the year ended September 30, 1997, $170,157 in the year ended September 30, 1998, and $68,422 in the three months ended December 31, 1998, to $759,832 in the year ended December 31, 1999. This large increase is mainly due to the addition of more clients and newsletters to the website. During the current year, Stockscape further expanded the investor relations services aspects by beginning to coordinate large volume mail services. Such a mailing would be done in coordination with the Internet website hosting, email blasts to Stockscape's "opt-in" database, video interviews posted on the Internet, advertising placed on certain newsletters sent out, and conferences coordination. The revenues from these programs was $368,575 for the year ended December 31, 1999. Overall, sales increased by approximately 517% from the prior year.

At December 31, 1999, the Company had cash and short term investments of $6.8 million (1998 - $57,795). Most of these funds were received from the financing done in conjunction with the Cornucopia transaction ($2.0 million) and the subsequent exercise of the Series A ($2.6 million) and Series B ($3.2 million) Warrants. The interest income of $81,635, which increased from nil in 1998 and 1997, was due to the larger cash balance.

The cost of sales for Stockscape includes all costs, other than corporate overhead, related to generating the sales and operating the websites. Cost of sales increased from $184,758 and $337,494 for the years ended September 30, 1997 and 1998 and $74,365 for the three months ended December 31, 1998 to $1,210,042 for the year ended December 31, 1999. The cost of sales increased by approximately 272% over the prior year. This increase was mainly due to additional staff hired during 1999 and the associated costs such as benefits, computer and office equipment, and supplies. At December 31, 1999, there were 16 full time staff members compared to 8 at the end of 1998.

General and administration costs also increased significantly from prior periods. In 1999, these costs totaled $945,935, compared with $77,386 for the three months ended December 31, 1998, $332,018 for the year ended September 30, 1998, and $88,048 for the year ended September 30, 1997. The increase is commensurate with the increased activity of the Company in general. Specific areas of increase included audit and legal fees of $127,434 (prior periods - $nil), generally due to the conversion to a public company, consulting and management fees of $261,447 (prior periods - $nil), due to additional management staff and consultants, and investor relations costs of $131,294 (prior periods - $nil) due to the conversion to a public company. In addition, travel costs, listing and maintenance fees, and amortization also increased.

The loss for the period increased from $257,556 for the year ended September 30, 1997, $499,355 for the year ended September 30, 1998, and $83,329 for the three months ended December 31, 1998, to $954,379 or $0.06 per share for the year. On a per share basis, the loss decreased due to the increased number of shares outstanding during the year.


LIQUIDITY AND CAPITAL RESOURCES

During 1999, Stockscape raised $8.0 million from the issuance of common shares. Stockscape completed a reverse takeover of Cornucopia Resources Ltd. in July 1999. Cornucopia had 41.6 million common shares outstanding which were consolidated, on a 10 for 1 basis, into 4.2 million common shares. Cornucopia then issued 10 million restricted common shares to acquire Stockscape in the reverse takeover transaction. At the time of the transaction the new Stockscape issued 4 million common shares to raise $2 million such that there were 18.2 million common shares outstanding on completion of the transaction.

The 4 million common shares issued in July were part of a unit offering combined with an A and a B warrant. The A warrants were all exercised to buy 4 million common shares at $0.65 per common share in September. In November, 3.4 million of the B warrants were exercised to buy the same number of common shares at $0.95 each. The exercise of the A warrants raised proceeds of $2.6 million and the exercise of the B warrants raised $3.2 million. In addition, there were 402,500 common shares issued on the exercise of employee stock options. At December 31, 1999, there were 25.9 million common shares outstanding, of which 10 million are escrowed, and Stockscape had $6.8 million in cash and short term investments.

Another source of working capital is the investment in Great Basin Gold Ltd., which Cornucopia held prior to the transaction. At December 31, 1999, the Company had 2.75 million common shares of Great Basin with a fair market value of $2.95 per common share or $8.1 million. These shares are subject to various resale restrictions and Stockscape can sell a minimum of 25,000 common shares per month such that the majority of this investment is shown as a long term investment.

Stockscape's major shareholder was financing the Company via loans prior to the conversion to public status in July, 1999. These loans totaled $825,000 by March, 1999, including accrued interest at 12% and were repaid by issuing 8,250,000 common shares to the shareholder, prior to the conversion to a public company. Interest on the loans totaled $21,084 in 1999 ($18,973 for the three months ended December 31, 1998, and $nil in prior periods).


RISKS AND UNCERTAINTIES

The Company's business is substantially dependent on the functionality of the world wide web, generally known as the Internet, through the website www.stockscape.com. Factors outside of the Company's control such as general Internet failures, software or hardware faults, viruses, or direct attacks could disable the Internet system for periods of time. Such external factors are substantially beyond the control of the Company, but steps are taken to mitigate any such factors within the control of the Company including using only proven software and hardware; using certain security and back up features to detect and prevent computer problems; and hiring senior personnel to maintain the Internal computer systems.

The investment in Great Basin Gold Ltd. is one of the Company's largest assets and is subject to market fluctuation in the price due to the results of this company. While Stockscape does have a representative on the Board of Directors of Great Basin Gold Ltd., the common shares are restricted from resale over various periods of time. There is also no certainty that such a large amount of shares being sold would not reduce the price of the shares of Great Basin Gold Ltd. given that Stockscape's investment at December 31, 1999 represented approximately 9.9% of the outstanding common shares of Great Basin Gold.

The Company has been operating since October 1996, and has incurred losses every year. The Company must earn higher revenues in order to reach the breakeven point and begin to earn profits. There are a number of factors which the Company must address to reach this point. The main objective is to increase the number of revenue producing clients using the Company's services, while maintaining tight controls on costs. There is no assurance that the Company can address all of the factors to reach profitability.


OUTLOOK

Stockscape has been able to increase its revenues over the past three periods. Expenses have only increased, as a percentage of sales, in the current year due to the conversion from a private company to a public company. Management believes Stockscape is well positioned to take advantage of the growing Internet business and expects that revenues will continue to increase while costs will continue to decrease as a percentage of sales. The Company expects that a gross operating profit will be achieved by the end of 2000 with continued sales increases.

The cash and short term investments of the Company are very strong at $6.8 million and during 2000, significant investments will be made in marketing and advertising to build the business and increase the awareness of Stockscape's activities. Losses incurred due to high marketing expenditures during 2000 and beyond are hoped to be mitigated by future profits and cash flow from the sale of Great Basin Gold shares.

Stockscape is also considering expanding the operations through the acquisition of complementary businesses. Although no specific acquisition agreements have been signed, it is expected that such transactions will be undertaken through the issuance of common shares and minimal cash payments.

MANAGEMENTS' REPORT

The consolidated financial statements and information contained in this Annual Report have been prepared by the management of Stockscape.com Technologies Inc. The financial statements have been prepared in accordance with Canadian generally accepted accounting principles and where appropriate, reflect management's best estimate and judgments based on currently available information. A system of internal accounting control is maintained to provide reasonable assurance that financial information is accurate and reliable. The Company's independent auditors, who are appointed by the shareholders, conduct an audit in accordance with Canadian generally accepted auditing standards to allow them to express an opinion on the financial statements and their report is shown below.

The Audit Committee of the Board of Directors, with two of the three members not being officers of the Company, meets periodically with management and the independent auditors to review the scope and result of the annual audit, and to review the financial statements and related financial reporting matters prior to submitting the financial statements to the Board for approval.


(SIGNED)                                           (SIGNED)

Andrew F. B. Milligan                              John J. Brown
Chairman of the Board                              Chief Financial Officer
March 10, 2000

AUDITORS' REPORT

We have audited the consolidated balance sheet of Stockscape.com Technologies Inc. as at December 31, 1999 and the consolidated statements of operations and deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and the results of its operations and its cash flows for the year ended December 31, 1999, in accordance with Canadian generally accepted accounting principles. As required by the Company Act (British Columbia), we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

Canadian generally accepted accounting principals vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States to these consolidated financial statements would have affected total assets and shareholders' equity as at December 31, 1999 and net loss for the year then ended to the extent summarized in Note 10 to the consolidated financial statements.

The consolidated financial statements as at December 31, 1998 and for the three months ended December 31, 1998 and the years ended September 30, 1998 and 1997 were audited by other auditors who expressed an opinion without reservation on those statements in their report dated March 25, 1999.


(SIGNED)

KPMG LLP                                              Vancouver, Canada
Chartered Accountants                                 March 10, 2000

                        STOCKSCAPE.COM TECHNOLOGIES INC.
                      (Formerly Cornucopia Resources Ltd.)
                        CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEAR ENDED DECEMBER 31, 1999, THREE MONTHS
       ENDED DECEMBER 31, 1998 AND YEARS ENDED SEPTEMBER 30, 1998 AND 1997

CONSOLIDATED BALANCE SHEETS as at December 31.
Expressed in Canadian Dollars unless otherwise stated.

-----------------------------------------------------------------------------------
                                                               1999            1998
                                                               ----            ----
                                     ASSETS
CURRENT ASSETS
       Cash and cash equivalents                         $  947,369       $  57,795
       Short-term investments                             5,847,601               -
       Marketable securities                                426,039             937
       Accounts receivable                                   73,881          74,742
       Prepaid expenses                                      22,201           8,920
                                                        -----------      ----------
                                                          7,317,091         142,394

LONG-TERM INVESTMENTS (Note 4)                            2,656,466               -

CAPITAL ASSETS (Note 5)                                     348,414          95,314

RESOURCE PROPERTY (Note 6)                                        1               -

INTANGIBLE ASSETS (Note 5)                                   11,328           8,270
                                                        -----------      ----------
                                                        $10,333,300      $  245,978
                                                        ===========      ==========


                                    LIABILITIES

CURRENT LIABILITIES
       Accounts payable and accrued liabilities         $   262,480      $  100,506
       Unearned revenue                                      67,257          55,224
                                                        -----------      ----------
                                                            329,737         155,730

LONG-TERM DEBT (Note 7)                                           -         672,988

                                 SHAREHOLDERS' EQUITY

SHARE SUBSCRIPTIONS                                               -         200,000

SHARE CAPITAL (Note 8)                                   11,798,182          57,500

DEFICIT                                                  (1,794,619)       (840,240)
                                                        -----------      ----------
                                                         10,003,563        (582,740)
                                                        -----------      ----------

Nature of operations (Note 1)
Commitments (Note 13)
Subsequent events (Note 15)
                                                        $10,333,300      $  245,978
                                                        ===========      ==========

See accompanying notes to consolidated financial statements.

Approved by the Board of Directors

        (SIGNED)                                      (SIGNED)
 ____________________                          _____________________
 Andrew F.B. Milligan                              John J. Brown
        Director                                      Director

CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
Expressed in Canadian dollars unless otherwise stated.

-------------------------------------------------------------------------------------------------------------
                                                              Three Months
                                               Year Ended            Ended       Year Ended        Year Ended
                                             December 31,     December 31,    September 30,     September 30,
                                                     1999             1998             1998              1997
                                                     ----             ----             ----              ----
REVENUE

     Web-site sales and service              $    759,832     $     68,422     $    170,157        $   15,250
     Investor on-line services                    368,575                -                -                 -
     Interest                                      81,635                -                -                 -
                                              -----------     ------------     ------------        ----------
                                                1,210,042           68,422          170,157            15,250

COST OF SALES                                   1,218,486           74,365          337,494           184,758
                                              -----------     ------------     ------------        ----------

GROSS LOSS                                          8,444            5,943          167,337           169,508

GENERAL AND ADMINISTRATIVE EXPENSES

     Advertising and promotion                     25,008           12,398           48,661            23,948
     Depreciation                                  73,106                -                -                 -
     Audit and legal fees                         127,434              403           18,140             3,361
     Bad debt expense                              25,101                -            6,657                 -
     Management and administration fees           261,447                -                -                 -
     Foreign exchange                               6,698                -                -                 -
     Interest on debt                              29,718           18,973           44,479               832
     Investor and shareholder relations           131,294                -                -                 -
     Listing and transfer fees                     27,505                -                -                 -
     Office and miscellaneous                     104,686            8,904           42,120            20,506
     Salaries, wages and benefits                  95,917           36,708          171,961            39,401
     Travel                                        36,552                -                -                 -
     Loss on disposal of fixed assets              16,042                -                -                 -
     Gain on sale of marketable
       securities                                 (14,573)               -                -                 -
                                              -----------     ------------     ------------        ----------
                                                  945,935           77,386          332,018            88,048
                                              -----------     ------------     ------------        ----------

NET LOSS FOR THE PERIOD                           954,379           83,329          499,355           257,556

DEFICIT, BEGINNING OF PERIOD                      840,240          756,911          257,556                 -
                                              -----------     ------------     ------------        ----------

DEFICIT, END OF PERIOD                        $ 1,794,619     $    840,240     $    756,911        $  257,556
                                              ===========     ============     ============        ==========

LOSS PER SHARE                                $      0.06     $       0.09     $       0.53        $     0.27
                                              ===========     ============     ============        ==========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOW
Expressed in Canadian Dollars unless otherwise stated.

                                                               Three Months
                                               Year Ended             Ended        Year Ended       Year Ended
                                              December 31      December 31,      September 30    September 30,
                                                     1999              1998              1998             1997
                                                     ----              ----              ----             ----
CASH PROVIDED BY (USED FOR)

OPERATIONS

Net loss for the year                        $   (954,379)     $    (83,329)     $  (499,355)    $    (257,556)
Items not involving cash
     Depreciation                                  73,106             8,416           35,895            17,539
     Loss on disposal of fixed assets              16,042                 -                -                 -
     Interest paid by issuance of shares           21,105                 -                -                 -
     Gain on sale of marketable                   (14,573)                -                -                 -
       securities
Changes in non-cash working capital items        (239,801)          (54,822)         137,065           (11,112)
                                             ------------      -------------     -----------     -------------
                                               (1,098,500)         (129,735)        (326,395)         (251,129)

INVESTING

Proceeds on disposal of marketable
  securities                                      144,218                 -                -                 -
Purchase of short-term investments             (5,847,601)                -                -                 -
Purchase of capital assets                                                                             (92,573)
                                                 (343,817)           (2,497)         (59,604)
Proceeds from sale of capital assets                4,200                 -                -                 -
Purchase of intangible assets                                                                           (3,852)
                                                   (5,689)           (1,758)          (5,150)
Cash acquired on business combination
   (Note 3)
                                                   36,819                 -                -                 -
                                             ------------      ------------      -----------     -------------
                                               (6,011,870)           (4,255)         (64,754)          (96,425)

FINANCING

Share subscriptions                                     -                 -                -           200,000
Short-term financing                              102,500                 -                -                 -
Repayment of short-term financing                (177,500)                -                -                 -
Private placement proceeds, net of issue
  costs                                         1,952,687                 -                -            57,500
Proceeds on exercise of Series A Warrants       2,600,000                 -                -                 -
Proceeds on exercise of Series B Warrants       3,190,100                 -                -                 -
Proceeds on exercise of options                   201,250                 -                -                 -
Long-term debt (Note 7)                           130,907            93,677          488,479            90,832
                                             ------------      ------------      -----------     -------------
                                                7,999,944            93,677          488,479           348,332
                                             ------------      ------------      -----------     -------------

INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                     889,574           (40,313)          97,330               778

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                              57,795            98,108              778                 -
                                             ------------      ------------      -----------     -------------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                              $    947,369      $     57,795      $    98,108     $         778
                                             ============      ============      ===========     =============

Supplementary information (Note 14)

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 1999, the three months ended December 31, 1998, and the years ended September 30, 1998, and 1997. Expressed in Canadian dollars unless otherwise stated.

1.       NATURE OF OPERATIONS

         During 1999, Stockscape.com Technologies Inc. ("Stockscape" or the "Company"; formerly Cornucopia Resources Ltd.), completed a reorganization and change of principal activity from that of exploration and development of mineral properties to that of providing investment information and services through the Internet. In March 1999, the Company sold its sole remaining active resource property located on the Carlin Trend in the State of Nevada, USA. Effective July 9, 1999, the Company acquired Stockscape.com Technologies (Canada) Ltd. ("Stockscape Canada"), a privately-held Internet research company which maintains an Internet portal for investors at www.stockscape.com which has been in operation since October 1996 (Note 3). Effective July 9, 1999, the Company changed its name to Stockscape.com Technologies Inc. on completion of the business combination with Stockscape Canada.


2.       SIGNIFICANT ACCOUNTING PRINCIPLES

(a)      BASIS OF PRESENTATION AND CONSOLIDATION

         These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. Significant differences from those in the United States of America are disclosed in
         Note 10.

         The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated.

         Effective July 9, 1999, the Company completed the acquisition of 100% of the outstanding common shares of Stockscape Canada. Since the former sole shareholder of Stockscape Canada obtained control of the Company through the share exchange, this transaction has been accounted for in these financial statements as a reverse takeover. Consequently, the consolidated statements of operations and deficit and cash flows reflect the results of operations of Stockscape Canada, the legal subsidiary, for the year ended December 31, 1999, combined with those of Stockscape, the legal parent, from July 9, 1999 to December 31, 1999. In addition the comparative figures presented are those of Stockscape Canada.

(b)      REVENUE RECOGNITION

    (i) Revenues from services provided to create web-sites are recognized as the services are provided.

    (ii) Revenues from investor on-line services, including web-site maintenance and digital dispatches, are recognized as the services are provided.

    (iv) Unearned revenue arises from cash received in advance of services provided and is recorded as revenue when the services are provided.

(c)      INCOME TAXES

         Income taxes are accounted for using the deferral method of income tax allocation. Under this method, a provision for deferred income taxes arises as a result of differences in the timing of income recognition for financial statement and income tax purposes.

(d)      CASH EQUIVALENTS

         Cash equivalents consist of highly liquid investments that are readily convertible to known amounts of cash and have maturity dates of three months or less from date of purchase.

(e)      SHORT-TERM INVESTMENTS

         Short term investments consist of highly liquid investments that have maturity dates greater than three months but less than one year from date of purchase. Short-term investments are recorded at cost which does not materially differ from fair value.

(f)      INVESTMENTS

         The Company's investments represent common shares of publicly listed companies and are carried at the lower of cost or market. Investments in common shares which are subject to trading restrictions for the next year are classified as long-term investments.

(g)      TRANSLATION OF FOREIGN CURRENCIES

         The Company's functional and reporting currency is the Canadian dollar. The Company's United States operations conducted during the year are considered to be integrated operations for purposes of foreign currency translation. Amounts stated in United States dollars are translated into Canadian dollars as follows: monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date; non-monetary assets and liabilities are translated at the rate in effect on the date of the transaction; revenues and expenses are translated at average rates during the reporting period. Gains and losses arising from the conversion of foreign currency balances and transactions are reported in income as they occur.

(h)      CAPITAL AND INTANGIBLE ASSETS

         Capital and intangible assets are stated at cost less accumulated depreciation.

         (i) The following fixed assets are depreciated on a declining balance basis at the following rates:

                         Computer equipment                 30%
                         Office equipment                   20%

         (ii) Computer software is depreciated on a straight-line basis over twelve months.

         (iii) Leasehold improvements are depreciated on a straight-line basis over their three year lease term.

         (iv) Trademarks and other organization costs are depreciated on a straight-line basis over five years.

         (v) Development and maintenance costs of the corporate web-site are expensed as incurred.


(i)      SHARE CAPITAL

         The Company records proceeds from the issuances of common shares net of issue costs. Shares issued for other than cash consideration are valued at the quoted price on the stock exchange on the date the agreement to issue the shares was reached.

         The Company has a stock-based compensation plan which is described in
         Note 8(c). No compensation expense is recognized for this plan when stock or stock options are issued to directors or employees. Any consideration paid by directors or employees on exercise of stock options or purchase of stock is credited to share capital.

(j)      FINANCIAL INSTRUMENTS

         The carrying value of cash, short-term investments, marketable securities, accounts receivable, long-term investments and accounts payable and accrued liabilities approximate fair values due to their short term nature. The fair value of long term investments is disclosed in Note 4.

(k)      USE OF ESTIMATES

         The preparation of the financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(l)      LOSS PER SHARE

         The loss per share is computed using the weighted average number of common shares outstanding during the reporting period. For periods prior to the date of the reverse takeover, the weighted average number of shares equals that proportion of the Stockscape Canada shares issued at the date of transaction times the 10,000,000 common shares issued on the transaction. Fully diluted loss per share is not presented as the effect on basic loss per share would be anti-dilutive.

(m)      COMPARATIVE FIGURES

         Certain of the prior years comparative figures have been reclassified to conform to the presentation adopted for the current year.

         The Canadian Institute of Chartered Accountants established a new standard for the presentation of cash flows and related information. The Company has adopted the new standard during the year ended December 31, 1999 and has restated the comparative amounts and disclosures to reflect the new standard.


3.       BUSINESS COMBINATION

         Effective July 9, 1999, Cornucopia Resources Ltd. ("Cornucopia") and Stockscape Canada received all of the necessary approvals to complete their agreements to merge. Cornucopia consolidated its shares, changed its name to Stockscape, and issued 10,000,000 post-consolidation common shares to the sole shareholder of Stockscape Canada in consideration for all of its outstanding common shares on a one for one basis. Since the former sole shareholder of Stockscape Canada obtained control of the Company through the share exchange, this transaction has been accounted for in these financial statements as a reverse takeover and the purchase method of accounting has been applied. Under reverse takeover accounting, Stockscape Canada is considered to have acquired Cornucopia.

         Net assets acquired at fair values:

              Cash                                                    $   36,819
              Marketable securities                                      229,465
              Non-cash working capital                                  (476,388)
              Long-term investment                                     2,981,748
              Resource property                                                1
                                                                      ----------
                                                                      $2,771,645
                                                                      ==========

              Consideration assigned to common shares issued          $2,771,645
                                                                      ==========

         Since, for accounting purposes, the continuing entity is deemed to be Stockscape Canada, the share capital of the Company has been reduced by $56,233,689, which amount results in an assigned value to share capital after the transaction equal to that of Stockscape Canada immediately prior to the transaction plus the value assigned to the consideration issued on the transaction.

         Supplementary financial information presenting the results of operations and cash flows of Cornucopia for the period from January 1, 1999 to June 30, 1999 is presented below. This information covers the period from the date following its most recent audited financial statements presented to its shareholders to the quarter end immediately prior to the effective combination date.

(a)      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                  PERIOD FROM JANUARY 1
                                                                       TO JUNE 30, 1999
              REVENUE
                      Interest                                               $    9,788
                      General and administrative expenses (c)                   677,479
                                                                             ----------
              LOSS BEFORE THE FOLLOWING                                        (667,691)

                      Gain on sale of short-term investments                     19,950
                      Gain on sale of subsidiary                                217,321
                                                                             ----------
              LOSS FOR THE PERIOD                                            $ (430,420)
                                                                             ==========

(b)      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                     PERIOD FROM JANUARY 1
                                                                          TO JUNE 30, 1999
              CASH PROVIDED BY (USED FOR)
              OPERATIONS
                      Loss for the period                                        $(430,420)
                      Items not involving cash
                           Depreciation                                             17,520
                           Gain on sale of subsidiary                             (217,321)
                           Write-down of resource properties                             4
                                                                                 ---------
                                                                                  (630,217)

                      Change in non-cash working capital items                     513,690
                                                                                 ---------
                                                                                  (116,527)
              Decrease in cash                                                    (116,527)

              CASH, beginning of period                                            153,346
                                                                                 ---------

              CASH, end of period                                                $  36,819
                                                                                 =========

(c)      CONSOLIDATED SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES

                                                           PERIOD FROM JANUARY 1
                                                                TO JUNE 30, 1999
              Depreciation                                              $ 17,520
              Audit and legal                                            171,378
              Consulting and management fees                             149,522
              Foreign Exchange                                             3,618
              Investor and shareholder information                         4,638
              Listing and transfer fees                                  133,916
              Office and miscellaneous                                    36,249
              Rent                                                        21,586
              Salaries, wages and benefits                               117,952
              Travel                                                      21,100
                                                                        --------
                                                                        $677,479
                                                                        ========

(d)      RELATED PARTY TRANSACTIONS

         During the period from January 1, 1999 to June 30, 1999, Cornucopia paid a total of $108,000 to a company controlled by the president and director of the Company in return for management services. In addition, Cornucopia incurred legal fees of $97,227 to a legal firm of which a director is a partner.

4.       LONG TERM INVESTMENTS

         In June 1999, Cornucopia completed the sale of a subsidiary to Great Basin Gold Ltd., ("Great Basin"). The consideration received for this sale was 2,750,000 common shares and 250,000 share purchase warrants of Great Basin which are exercisable at $2.00 per share for a period of one year from June 30, 1999. The closing market price of the Great Basin common shares on June 30, 1999 was approximately $1.45 per share, ($0.98 US). An additional 25% discount has been applied to the carrying value of these Great Basin common shares to reflect the restrictions placed on their resale and voting rights. The total value attributable to the common shares and purchase warrants was $2,981,748. The material continuing restrictions on the rights attached to these shares are as follows:

         (i) The Company is entitled to sell, without restriction, up to 25,000 of the Great Basin shares in any thirty calendar day period or to carry over any or all of that number of shares to the next thirty calendar day period and thereafter for up to four such periods, so that, in effect the Company may sell up to 100,000 Great Basin shares during the last thirty days of a 120 calendar day period.

         (ii) Notwithstanding the above, the Company is entitled to sell up to 100,000 Great Basin shares in any thirty calendar day period provided that it first gives to Great Basin the right to cause such shares to be acquired by a person designated by Great Basin at a price at least equal to the five day average closing price of Great Basin's shares on the five trading days before it received such notice, less a 10% discount. If Great Basin does not exercise that right, the Company is free to sell up to 100,000 Great Basin shares for a period of forty-five days.

         (iii) Under the terms of the agreement, Great Basin has an assignable right to purchase Great Basin shares in excess of 2,000,000 (fully-diluted) held from time to time by the Company at a price based on the five day average closing price of Great Basin's shares, plus 10%, subject to a minimum price of $1.00 per share. The agreement provides for adjustments to the price in the event that the five day average closing price post-sale is more than a specified percentage of the price paid.

         (iv) The Company has agreed to a voting trust in favour of Great Basin management for a period of two years and has been given representation on the board of directors of Great Basin.

         (v) The Company will have the right to participate in future financings of Great Basin in order to maintain its equity interest if so desired.

         The market value of the Great Basin common shares at December 31, 1999 was approximately $8,112,500 ($2.95 per share).

5.       CAPITAL AND INTANGIBLE ASSETS

                                                                                     1999              1998
                                                                ACCUMULATED          ----              ----
         CAPITAL ASSETS                             COST       DEPRECIATION             NET BOOK VALUE
         --------------                          ---------     ------------      --------------------------
         Computer equipment                       $352,349         $ 69,091      $283,258           $79,599
         Computer software                          87,234           35,716        51,518             2,200
         Office equipment                           12,054            3,588         8,466             6,779
         Leasehold improvements                     13,430            8,258         5,172             6,736
                                                  --------         --------      --------           -------
                                                  $465,067         $116,653      $348,414           $95,314
                                                  ========         ========      ========           =======

                                                                                    1999              1998
                                                                ACCUMULATED         ----              ----
         INTANGIBLE ASSETS                        COST         DEPRECIATION             NET BOOK VALUE
         -----------------                       -------       ------------      -------------------------
         Trademarks                              $15,192             $5,121      $10,071            $8,270
         Organization costs                        1,257                  -        1,257                 -
                                                 -------             ------      -------            ------
                                                 $16,449             $5,121      $11,328            $8,270
                                                 =======             ======      =======            ======


6.       RESOURCE PROPERTY

         The Company holds an undivided 100% interest in certain mineral claims on the Yakobi Island property located in Southeastern Alaska. This property is carried at a nominal value of $1.

7.       LONG-TERM DEBT

         As at December 31, 1998, Stockscape Canada had a long-term loan outstanding to its shareholder of $672,988. Additional advances totaling $130,907 were made to Stockscape Canada during 1999. During March, 1999 this loan plus accrued interest charged at 12% per annum totaled $825,000 and was converted into 8,250,000 common shares of Stockscape Canada.

8.       SHARE CAPITAL

(a)      AUTHORIZED

         100,000,000 Preferred Shares without par value, with rights to be determined upon issue 200,000,000 Common Shares without par value.

         During 1999, the Company consolidated its authorized common share capital on a 10 old for 1 new basis and subsequently increased its authorized share capital to its pre consolidation level of 200,000,000 Common Shares.

(b)      ISSUED AND OUTSTANDING

                                                                                 Number of
         Stockscape.com Technologies (Canada) Ltd.                                Shares           Amount
                                                                                 ----------      ----------
         BALANCE AS AT OCTOBER 1, 1996                                                    -      $        -
               Shares issued for cash                                               950,000          57,500
                                                                                 ----------      ----------

         BALANCE AS AT SEPTEMBER 30, 1997 AND 1998 AND DECEMBER 31, 1998
                                                                                    950,000          57,500
                Shares issued for cash subscriptions                                800,000         200,000
                Shares issued on conversion of debt (Note 7)                      8,250,000         825,000
                                                                                 ----------      ----------

         BALANCE AS AT JUNE 30, 1999, PRIOR TO THE ARRANGEMENT WITH
         CORNUCOPIA RESOURCES LTD. (BELOW AND NOTE 3)                            10,000,000      $1,082,500
                                                                                 ==========      ==========

         All of the above outstanding common shares were exchanged into post-consolidation Stockscape common shares on a 1 for 1 basis at time of business combination, (see below).

                                                                                Number of
         Stockscape.com Technologies Inc.                                         Shares          Amount
                                                                               -----------     ------------
         BALANCE AS AT DECEMBER 31, 1997                                        38,556,040     $ 55,805,794
                Issued for services                                                107,500           31,717
                Issued for services                                                150,717           27,378
                Issued for cash                                                  2,777,777          368,800
                                                                               -----------     ------------

         BALANCE AS AT DECEMBER 31, 1998                                        41,591,834       56,233,689
                Consolidation of common shares on a
                10 old for 1 new basis                                         (37,432,651)               -
                                                                               -----------     ------------

         BALANCE AS AT JUNE 30, 1999, prior to business combination              4,159,183       56,233,689

                Shares of Stockscape issued in exchange for shares of
                    Stockscape Canada, valued at the fair value of
                    the net tangible assets of Cornucopia prior to
                    the transaction (Note 3)                                    10,000,000        2,771,645

                Adjustment to record business combination
                    Reduction in book value of the Company's share capital
                    to that of Stockscape Canada (Note 3)                                -      (55,151,189)
                                                                               -----------     ------------

         BALANCE, after business combination                                    14,159,183        3,854,145

                Issued for cash due to private placement                         4,000,000        1,952,687
                Issued for cash on exercise of Series A Warrants                 4,000,000        2,600,000
                Issued for cash on exercise of Series B Warrants                 3,358,000        3,190,100
                Issued for cash on exercise of Stock Options                       402,500          201,250
                                                                               -----------     ------------

         BALANCE AS AT DECEMBER 31, 1999                                        25,919,683     $ 11,798,182
                                                                               ===========     ============

(c)      STOCK OPTIONS

         The Company has adopted a stock option plan that allows it to grant options to its officers, directors, employees and consultants. The exercise price of each option is determined by the board of directors, but may not be less than the market price on the date on which the option is granted. The number of share options granted is determined by the board of directors with the aggregate number of share options granted to any individual not to exceed 5% of the issued and outstanding common shares of the Company. Options have a maximum term of five years and terminate thirty days following the termination of the optionee's employment, except in the case of retirement, death or disability, in which case they terminate one year after the event. The vesting period of options is determined at the time of granting at the discretion of the board of directors. Once approved and vested, options are exercisable at any time.

                                                                    Number         Weighted-Average
                                                                 of Shares           Exercise Price
                                                                 ---------         ----------------
         Granted during the year                                 1,410,000                    $0.54
         Exercised                                                (402,500)                    0.50
                                                                 ---------                    -----

         Outstanding at December 31, 1999                        1,007,500                    $0.56
                                                                 =========                    =====
                                                                 ---------                    -----

         Exercisable at December 31, 1999                          872,500
                                                                 =========

                                            Number                                           Number
                                    Outstanding at                Remaining          Exercisable at
         Exercise                     December 31,              Contractual            December 31,
         Price                                1999                     Life                    1999
         --------                   --------------              -----------          --------------
         $0.50                             872,500                4.5 years                 872,500
         $0.60 USD                         135,000                  5 years                       -
                                         ---------                                          -------
                                         1,007,500                                          872,500
                                         =========                                          =======

(d)      SHARE PURCHASE WARRANTS

                       Number                     Exercise Price                         Expiry Date
                      -------                     --------------                   -----------------
                      175,000                         $ 2.00                       December 31, 2001
                      400,000                         $ 0.50                           July 12, 2004
                      -------
                      575,000
                      =======

(e)      ESCROWED SHARES

         The 10,000,000 common shares issued in exchange for Stockscape Canada have been placed in escrow and are not subject to release so long as trading restrictions exist under U.S. securities laws.

9.       SEGMENTED INFORMATION

         The Company operates in a single operating segment, being the maintenance of an Internet portal for investors. At December 31, 1999 all of the Company's material assets were held in Canada.


10. DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES

         These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). A description of accounting principles that differ in certain respects from United States generally accepted accounting principles ("U.S. GAAP") follows:

(a)      INCOME TAXES

         Under the asset and liability method of United States Statement of Financial Accounting Standards No. 109, ("SFAS 109"), deferred income tax assets and liabilities are measured using enacted tax rates for the future income tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. There is no effect of adopting the provisions of SFAS 109 on the Company's financial statements as the recognition criteria for deferred tax assets has not been met.

(b)      STOCK-BASED COMPENSATION

         The Financial Accounting Standards Board in the U.S. has issued Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation". As permitted by the statement, the Company has elected to continue measuring stock-based compensation costs for employees using the intrinsic value based method of accounting.

         Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market value of the stock at grant date over the amount an employee or director must pay to acquire the stock. As the exercise prices of options granted by the Company to employees and directors approximate market value at the grant date, the Company has determined that the adoption of this accounting policy for U.S. GAAP purposes does not result in a Canadian/U.S. GAAP difference.

         Stock options granted to non-employees for services rendered to the Company are required to be accounted for based on the fair value of the services provided or the consideration issued. As the Company has not granted any stock options to non-employees during any of the periods presented, the Company has determined that the adoption of this accounting policy for U.S. GAAP purposes does not result in a Canadian/U.S. GAAP difference.

10. DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(c)      INVESTMENTS

         Under Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115") the Company's investments in securities would be classified as available-for-sale securities and carried at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings under U.S. GAAP and reported as a net amount in a separate component of shareholders' equity until realized.

         Under practices proscribed by the Securities and Exchange Commission, the Company would not apply a 25% discount to the carrying value of the Great Basin equity securities received as consideration for the sale of its wholly-owned subsidiary (Note 4).

(d)      COMPREHENSIVE INCOME

         The Financial Accounting Standards Board in the U.S. has issued Financial Accounting Board Statement No. 130 ("FAS 130"), "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in financial statements. Comprehensive income includes all changes in equity during a period except those resulting from transactions and other events and circumstances from owner sources. Under FAS 130, unrealized holding gains and losses on available-for-sale securities would be included as a component of comprehensive income.

(e)      NEW ACCOUNTING STANDARDS

         Effective for fiscal years beginning after June 15, 2000, the Financial Accounting Standards Board Statement No. 133 ("FAS 133") "Accounting for Derivative Instruments and Hedging Activity" is applicable for U.S. GAAP purposes. FAS 133 established accounting and reporting standards for derivative instruments and for hedging activities. As at December 31, 1999, the Company does not have any derivative instruments and, therefore, believes that the adoption of FAS 133 would not have resulted in a material Canadian/U.S. GAAP difference.

10. DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(f)      RECONCILIATION

         The effect of the differences between Canadian GAAP and U.S. GAAP on the balance sheets and statements of operations and deficit are summarized as follows:

         --------------------------------------------------------------------------------------------------
                                                                         December 31,          December 31,
                                                                                 1999                  1998
         --------------------------------------------------------------------------------------------------
         Assets under Canadian GAAP                                     $  10,333,300            $  245,978

         Adjustment for unrealized holding gain (Note 10(c))
                                                                            4,125,000                     -

         Adjustment for discount on investments (Note 10(c))
                                                                            1,005,752                     -
                                                                        -------------            ----------

         Assets under U.S. GAAP                                         $  15,464,052            $  245,978
                                                                        =============            ==========


         --------------------------------------------------------------------------------------------------
                                                                         December 31,          December 31,
                                                                                 1999                  1998
         --------------------------------------------------------------------------------------------------
         Shareholders' equity, under Canadian GAAP                      $  10,003,563            $ (182,740)

         Adjustment for unrealized holding gain (Note 10(c))
                                                                            4,125,000                     -
                                                                        -------------            ----------

         Shareholders' equity under U.S. GAAP                           $  14,128,563            $ (182,740)
                                                                        =============            ==========


         ----------------------------------------------------------------------------------------------------
                                                                               Three months
                                                             Year ended               ended        Year ended
                                                           December 31,        December 31,     September 30,
                                                                   1999                1998              1998
         ----------------------------------------------------------------------------------------------------
         Net loss under U.S. GAAP                          $   (954,379)         $  (83,329)      $  (499,355)

         Other comprehensive income:
              Adjustment for unrealized holding
              gain (Note 10(c))                               4,125,000                   -                 -
                                                           ------------          ----------       -----------

         Comprehensive income (loss)                       $  3,170,621          $  (83,329)      $  (499,355)
                                                           ============          ==========       ===========

11.      INCOME TAXES

         The Company has non-capital losses available in Canada of approximately $12.1 million which may be carried forward and applied to reduce future taxable income. If not utilized these losses will expire during the years ended 2000 to 2006.

         The Company also has net operating loss carry forwards for United States income tax purposes of approximately $16 million USD which if not utilized to reduce United States taxable income in future periods, expires through 2011. These available tax losses may only be applied to offset future taxable revenues from the Company's current US subsidiaries and to offset specific types of revenues.

         The potential tax benefits, if any, relating to these tax losses have not been recorded in the accounts of the Company.


12.      RELATED PARTY TRANSACTIONS

         The following amounts represent totals paid to related parties of Stockscape.com Technologies Inc. for the period July 1, 1999 to December 31, 1999 and Stockscape Canada for the full calendar year of January 1, 1999 to December 31, 1999.

(a) The Company paid a total of $66,972, (three months ended December 31, 1998 - nil; years ended September 30, 1998 and 1997 - nil), to a company controlled by the president and director of the Company in return for management services.

(b) A Company controlled by the Chief Financial Officer and a director of the Company provides reception, accounting, administrative and management services to the Company. During the year, the Company incurred charges totaling $191,578, (three months ended December 31, 1998 - $14,490; year ended September 30, 1998 - $65,794, year ended
         September 30, 1997 - $47,306), for these services of which $68,076 was outstanding at year end (1998 - $17,934).

(c) The Company incurred legal fees totaling approximately $23,055, (three months ended December 31, 1998 - nil; years ended September 30, 1998 and 1997 - nil), to a legal firm of which a director is a partner.

(d) The Company paid a total of $6,970, (three months ended December 31, 1998 - nil; years ended September 30, 1998 and 1997 - nil), to company controlled by a director for foreign news release dissemination fees.

(e) As at December 1998, Stockscape Canada had an outstanding loan due to its shareholder of $672,988. Additional advances were made by this shareholder totaling $130,907 up to March of 1999. Interest of $21,105 (three months ended December 31, 1998 - $18,973; years ended September 30, 1998 and 1997 - $6,372) was accrued during this period with the entire loan balance then converted into common shares of Stockscape Canada at the option of this shareholder.

         Subsequent to the conversion of this shareholder's long term loan, this shareholder made additional short term advances to Stockscape Canada of $102,500. This short term loan plus accrued interest of $2,790 was repaid in full during the year.

         This same related party also made short term advances to Cornucopia before the reverse takeover totaling $75,000 in order to fund its operations. This short term loan plus accrued interest of $2,175 was also repaid in full subsequent to the reserve takeover.


13.      COMMITMENTS

         The Company has the following commitments relating to lease obligations. The future minimum lease payments are as follows:

                   Year                      Payments
                   ----                      --------
                   2000                      $ 73,046
                   2001                        49,810
                   2002                         4,139
                                             --------
                                             $126,995
                                             ========

         The Company has the right to purchase certain capital assets outright at 10% of the assets original purchase price. This option must be exercised three months before expiry of its corresponding lease.


14.      SUPPLEMENTAL CASH FLOW INFORMATION

         Supplemental cash flow information is as follows:

         Changes in non-cash working capital:

         --------------------------------------------------------------------------------------------------------
                                                                 Three months
                                                 Year ended             ended        Year ended        Year ended
                                               December 31,      December 31,     September 30,     September 30,
                                                       1999              1998              1998              1997
         --------------------------------------------------------------------------------------------------------
         Accounts receivable                    $    15,656        $  (45,737)      $   (10,002)       $  (19,940)
         Prepaid expenses                             2,865            (1,208)           (6,281)           (1,431)
         Accounts payable and accrued              (270,355)           23,923            66,324            10,259
         liabilities
         Client deposits                                  -           (11,926)           11,926                 -
         Unearned revenue                            12,033           (19,874)           75,098                 -
                                                -----------        ----------        ----------        ----------
                                                $  (239,801)       $  (54,822)       $  137,065        $  (11,112)
                                                ===========        ==========        ==========        ==========

         --------------------------------------------------------------------------------------------------------
                                                                 Three months
                                                  Year ended            ended        Year ended        Year ended
                                                December 31,     December 31,     September 30,     September 30,
                                                        1999             1998              1998              1997
         --------------------------------------------------------------------------------------------------------
         Interest paid                            $    8,613         $18,973            $44,479              $832
         Taxes paid                                        -               -                  -                 -
         Non-cash investing and financing
         activities:
              Shares issued on business
              combination, net of cash
              received                             2,734,826               -                  -                 -
              Shares issued for prior year's
              cash subscriptions                     200,000               -                  -                 -
              Shares issued on long-term
              debt conversion                        825,000               -                  -                 -
              Marketable securities received
              in exchange for amounts owing                -               -                937                 -
         --------------------------------------------------------------------------------------------------------


15.      SUBSEQUENT EVENTS

(a) Subsequent to December 31, 1999, the Company incorporated a new wholly owned United States operating company, Stockscape Corporate Communication USA, LLC, for the purpose of providing investor on-line services to companies incorporated in the United States.

(b) The Company granted a total of 695,000 stock options to directors, officers and employees. These options have an exercise price of $0.75 USD per option and have an expiry date of January 9, 2005.

(c)      The Company issued 362,500 common shares for proceeds of $181,250.

CORPORATE INFORMATION


BOARD OF DIRECTORS

Sargent H. Berner
Partner
DuMoulin Black
Vancouver, British Columbia

John J. Brown
President
Pacific Opportunity Company Ltd
Vancouver, British Columbia

Barry F. Duggan
President & Chief Executive Officer
Stockscape.com Technologies Inc.
Vancouver, British Columbia

Andrew F. B. Milligan
Chairman of the Board
Stockscape.com Technologies Inc.
Vancouver, British Columbia

A. Murray Sinclair
President
Quest Management Corp.
Vancouver, British Columbia

David R. Williamson
President
David Williamson Associates Limited
London, England


OFFICERS

Andrew F. B. Milligan
Chairman of the Board

Barry F. Duggan
President & Chief Executive Officer

John J. Brown
Chief Financial Officer

Karyn E. Bachert
Corporate Secretary

Mark T. Brown
Treasurer

Eric Cardey
General Manager

EXECUTIVE OFFICE

Stockscape.com Technologies Inc.
#407 - 325 Howe Street
Vancouver, B.C.
V6C 1Z7

Tel: (604) 687-0619
Fax: (604) 681-4170

Website:  www.stockscape.com
Email:    invest@stockscape.com


TRANSFER AGENT & REGISTRAR

CIBC Mellon Trust Company
Suite 1600, The Oceanic Plaza
1066 West Hastings Street
Vancouver, British Columbia
V6E 3X1


LEGAL COUNSEL

DuMoulin Black
10th Floor
595 Howe Street
Vancouver, British Columbia
V6C 2T5


AUDITORS

KPMG LLP
777 Dunsmuir Street
P.O. Box 10426, Pacific Centre
Vancouver, British Columbia
V7Y 1K3


FORM 20-F

A copy of the Company's Annual Report to the Securities and Exchange Commission is available without charge upon request from the Company's executive office.

ANNUAL MEETING

The Annual General Meeting of the Company will be held at The Pan Pacific Hotel, Port and Starboard Room, Level R, 999 Canada Place Way, in Vancouver, British Columbia on May 29, 2000, at 10:00 a.m.

EXCHANGE LISTINGS

The Company's common shares are listed for trading on the Nasd OTC Bulletin Board (symbol STKSF).